POTASH AMERICA, INC.

PRESS RELEASE

Sodaville Property Update

December 31, 2012. Reno, NV. Potash America, Inc. (OTCBB:  PTAM) (“PTAM”, the “Company”) provides Nevada property update.

During the past six months the Company has completed an exploration/drilling program at the deposit it controls in Sodaville, Nevada. A series of 20 holes were drilled and cored at the site known as pit #1 and two ‘wildcat’ holes were drilled at the site known as pit#2. PTAM drilled, cored, and assayed the samples at the leading laboratories in the U.S. Additionally; PTAM was able to affect industry-related clay testing and analysis through a major-NYSE listed clay products producer/developer.

Based upon these scientific results, PTAM has decided not to continue on to the development stage for the Sodaville property. PTAM, under the terms of its agreement will be returning the rights/claims to the original holder.

“PTAM is currently evaluating its’ strategic alternatives for enhancing shareholder values.” President and CEO Barry Wattenberg said.

"Forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future including, but not limited to, additional acquisitions. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. Potash America, Inc. assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our current and periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information, Contact:
Teresa Schaffer, shareholder/public relations
Tel:  1-877-745-3680
E-mail:  info@potashamerica.com